EXHIBIT 21


                                  Subsidiaries


The Plains Company
Mountainview Thoroughbred Racing
  Association
Pennsylvania National Turf
  Club, Inc.
Penn National Speedway, Inc.
Penn National Holding Company
Penn National Gaming of
  West Virginia, Inc.
Sterling Aviation Inc.
PNGI Charles Town Gaming LLC
Northeast Concessions, Inc.
The Downs Off-Track Wagering, Inc.
The Downs Racing, Inc.
PNGI Pocono, Inc.
Tennessee Downs, Inc.
Backside, Inc.
Audio Video Concepts
Mill Creek Land, Inc.
Wilkes Barre Downs, Inc.